Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
October 17, 2024
Cass Information Systems reports Third Quarter 2024 Results
Third Quarter Results
(All comparisons refer to the third quarter of 2023, except as noted)

•Net income of $2.9 million, or $0.21 per diluted common share (includes $6.6 million of bad debt expense on a funding receivable related to a facility client).
•Increase in net interest margin to 3.55%.
•Increase in facility expense transaction volumes of 26.3%.
•Increased quarterly dividend to $0.31 per share.
•Repurchased 64,471 shares of Company stock.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported third quarter 2024 earnings of $0.21 per diluted share, as compared to $0.54 in the third quarter of 2023 and $0.32 in the second quarter of 2024. Net income for the period was $2.9 million, as compared to $7.4 million in the third quarter of 2023 and $4.5 million in the second quarter of 2024. Net income and earnings per diluted share were negatively impacted by $6.6 million of bad debt expense taken on a funding receivable related to a facility client.

Martin Resch, the Company’s President and Chief Executive Officer, noted, “Despite having to take bad debt expense on a funding receivable, I am pleased with our third quarter results. Our net interest margin increased to 3.55% compared to 3.32% in the second quarter and 3.24% in the same quarter last year reflecting loan growth and asset re-pricing to current market interest rates. Facility and Transportation transaction volumes are up year over year by 26.3% and 2.6%, respectively, demonstrating our ability to attract new clients in our core business lines. Importantly, we are able to process this additional volume with the same full-time equivalent employee count as we had in September 2023, reflecting our ability to leverage the new technology platforms to gain operating efficiencies. Lastly, we have opened ourselves to additional opportunities in Transportation by receiving a Multiple Award Schedule contract for Freight Audit and Payment with the General Services Administration.”
Third Quarter 2024 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.1 billion during the third quarter of 2024, a decrease of 1.8% as compared to the third quarter of 2023 and an increase of 0.2% as compared to the second quarter of 2024. The average dollars per transaction declined to $993 during the third quarter of 2024 as compared to $1,023 in the second quarter of 2024 and $1,038 in the third quarter of 2023. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility expense dollar volumes totaled $5.8 billion during the third quarter of 2024, an increase of 13.4% as compared to the third quarter of 2023 and an increase of 14.7% as compared to the second quarter of 2024. The increase as compared to the third quarter of 2023 is largely reflective of new client volume.

Processing Fees – Processing fees increased $114,000, or 0.6%, as compared to the third quarter of 2023. The increase in processing fees was largely driven by an increase in facility transaction volumes of 26.3%, partially offset by a decrease in ancillary processing fees unrelated to transaction volumes, such as implementation fees. The Company has experienced recent success in winning facility clients with high transaction volumes.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, decreased $420,000, or 3.6%. The decrease in financial fee income was primarily due to a decline in transportation dollar volumes of 1.8%, in addition to changes in the manner certain vendors receive payments.

Net Interest Income – Net interest income increased $1.1 million, or 6.5%. The increase in net interest income was attributable to an increase in the net interest margin to 3.55% in the third quarter of 2024 from 3.24% in the third quarter of 2023, partially offset by a decline in average interest-earning assets of $58.1 million, or 2.8%. The expansion in the net interest margin is largely due to an increase in the weighted-average yield on loans to 5.40% from 4.88% in the same quarter last year due to loan growth and re-pricing of loans in a higher interest rate environment. The recent decline in the Federal Funds rate of 50 basis points and expected continued cuts in the Federal Funds rate could hinder continued net interest margin expansion in the short-term.

Provision for Credit Losses on Loans - The Company recorded a release of credit losses on loans of $140,000 during the third quarter of 2024 as compared to a provision for credit losses on loans of $125,000 in the third quarter of 2023.

Personnel Expenses - Personnel expenses increased $231,000, or 0.8%. Salaries and commissions increased $459,000, or 2.0%, primarily as a result of merit increases and $280,000 of severance recorded during the third quarter of 2024, partially offset by a decrease in employee profit sharing due to the decline in net income.

During the fourth quarter of 2024, the Company expects to record one-time termination expenses of between approximately $4-6 million through operating expense related to the termination of its noncontributory defined-benefit pension plan. The successful termination of the plan is expected to reduce run rate operating expense by approximately $1.0 million on an annual basis.

Non-Personnel Expenses - Non-personnel expenses increased $6.6 million. Included in non-personnel expenses for the third quarter of 2024 is $6.6 million of bad debt expense on a funding receivable related to a facility client. While the Company is in the process of litigation to collect the receivable, a full write-off to bad debt expense was recorded as a result of a credit analysis.

Loans - When compared to June 30, 2024, ending loans increased $16.4 million, or 1.5%. The Company experienced growth in its franchise restaurant and faith-based portfolios during the third quarter of 2024.

Payments in Advance of Funding – Average payments in advance of funding decreased $31.7 million, or 13.5%, primarily due to a 1.8% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers, as well as the continued consolidation of freight carriers.

Deposits – Average deposits decreased $37.5 million, or 3.5%, when compared to the third quarter of 2023. The Company has experienced a migration of client funds from non-interest bearing to interest-bearing driven by the higher interest rate environment prior to the recent 50 basis point decline in the Federal Funds rate.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $37.0 million, or 3.5%. The decrease in these balances, which are non-interest bearing, are primarily reflective of a cyber event at a CassPay client during the first quarter of 2024, which decreased average balances by approximately $100.0 million, and a decrease in transportation dollar volumes of 1.8%, partially offset by an increase in facility dollar volumes of 13.4%. Accounts and drafts payable are a significant source of funding generated by payment float from transportation and facility clients.

Shareholders’ Equity - Total shareholders’ equity has increased $7.8 million since December 31, 2023 as a result of net income of $14.6 million and a decrease in accumulated other comprehensive loss of $8.4 million, partially offset by dividends of $12.3 million and the repurchase of Company stock of $3.7 million.

Dividend - The Board of Directors approved an increase in the quarterly dividend from $0.30 to $0.31 per share.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.3 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass was recently named as one of America’s best midsize companies by a leading publication and is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended September 30, 2024	Quarter Ended June 30, 2024	Quarter Ended September 30, 2023	Nine-Months Ended September 30, 2024	Nine-Months Ended September 30, 2023
Processing fees	$20,053	$21,103	$19,939	$62,409	$58,838
Financial fees	11,177	10,628	11,597	32,582	34,518
Total fee revenue	$31,230	$31,731	$31,536	$94,991	$93,356

Interest and fees on loans	14,567	13,592	12,863	40,935	38,029
Interest and dividends on securities	4,007	4,383	4,392	12,827	13,863
Interest on federal funds sold and other short-term investments	4,200	3,267	3,934	11,908	9,147
Total interest income	$22,774	$21,242	$21,189	$65,670	$61,039
Interest expense	5,156	5,312	4,641	15,646	11,579
Net interest income	$17,618	$15,930	$16,548	$50,024	$49,460
Release of (provision for) credit losses on loans	140	(400)	(125)	(355)	335
Loss on sale of investment securities	—	(13)	—	(13)	(160)
Other	1,562	1,342	1,264	4,171	3,784
Total revenues	$50,550	$48,590	$49,223	$148,818	$146,775
Salaries and commissions	23,850	24,259	23,391	72,085	69,613
Share-based compensation	898	474	938	2,598	3,796
Other benefits	5,119	5,124	5,307	15,648	15,685
Total personnel expenses	$29,867	$29,857	$29,636	$90,331	$89,094
Occupancy	890	826	908	2,577	2,670
Equipment	2,107	1,988	1,789	5,976	5,188
Bad debt expense	6,559	1,288	—	7,847	—
Other	7,475	8,834	7,730	23,631	22,822
Total operating expenses	$46,898	$42,793	$40,063	$130,362	$119,774
Income from operations before income taxes	$3,652	$5,797	$9,160	$18,456	$27,001
Income tax expense	714	1,313	1,766	3,882	5,352
Net income	$2,938	$4,484	$7,394	$14,574	$21,649
Basic earnings per share	$.22	$.33	$.55	$1.08	$1.60
Diluted earnings per share	$.21	$.32	$.54	$1.06	$1.56

Share data:
Weighted-average common shares outstanding	13,504	13,538	13,501	13,524	13,551
Weighted-average common shares outstanding assuming dilution	13,786	13,822	13,793	13,798	13,836

Consolidated Balance Sheets

($ in thousands)

	(unaudited) September 30, 2024	(unaudited) June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$230,556	$223,727	$372,468
Securities available-for-sale, at fair value	550,756	540,802	627,117
Loans	1,078,387	1,061,991	1,014,318
Less: Allowance for credit losses	(13,447)	(13,633)	(13,089)
Loans, net	$1,064,940	$1,048,358	$1,001,229
Payments in advance of funding	207,202	214,581	198,861
Premises and equipment, net	34,295	33,469	30,093
Investments in bank-owned life insurance	49,885	49,840	49,159
Goodwill and other intangible assets	20,098	20,281	20,654
Accounts and drafts receivable from customers	30,892	78,407	110,651
Other assets	72,136	73,131	68,390
Total assets	$2,260,760	$2,282,596	$2,478,622

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$392,573	$372,031	$524,359
Interest-bearing	654,750	640,315	616,455
Total deposits	$1,047,323	$1,012,346	$1,140,814
Accounts and drafts payable	936,463	996,832	1,071,369
Other liabilities	39,327	43,493	36,630
Total liabilities	$2,023,113	$2,052,671	$2,248,813

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	205,026	204,128	208,007
Retained earnings	148,092	149,236	145,782
Common shares in treasury, at cost	(84,139)	(81,554)	(84,264)
Accumulated other comprehensive loss	(39,085)	(49,638)	(47,469)
Total shareholders’ equity	$237,647	$229,925	$229,809
Total liabilities and shareholders’ equity	$2,260,760	$2,282,596	$2,478,622

Average Balances (unaudited)

($ in thousands)

	Quarter Ended September 30, 2024	Quarter Ended June 30, 2024	Quarter Ended September 30, 2023	Nine-Months Ended September 30, 2024	Nine-Months Ended September 30, 2023
Average interest-earning assets	$2,001,740	$1,958,427	$2,059,801	$2,007,781	$2,077,392
Average loans	1,072,824	1,039,461	1,045,967	1,042,953	1,065,915
Average securities available-for-sale	535,423	589,480	634,835	586,588	681,820
Average short-term investments	338,464	265,291	310,770	318,712	263,774
Average payments in advance of funding	202,976	213,185	234,684	203,498	243,458
Average assets	2,340,870	2,308,045	2,395,264	2,343,489	2,421,274
Average non-interest bearing deposits	404,364	407,079	480,472	419,724	528,677
Average interest-bearing deposits	630,204	638,328	591,556	633,373	563,994
Average borrowings	11	11	11	11	2,993
Average interest-bearing liabilities	630,215	638,339	591,567	633,384	566,987
Average accounts and drafts payable	1,033,070	996,944	1,070,057	1,021,988	1,071,414
Average shareholders’ equity	$231,785	$225,265	$212,591	$227,920	$212,159

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended September 30, 2024	Quarter Ended June 30, 2024	Quarter Ended September 30, 2023	Nine-Months Ended September 30, 2024	Nine-Months Ended September 30, 2023
Return on average equity	5.04%	8.01%	13.80%	8.54%	13.64%
Return on average assets	0.50%	0.78%	1.22%	0.83%	1.20%
Net interest margin (1)	3.55%	3.32%	3.24%	3.38%	3.24%
Average interest-earning assets yield (1)	4.57%	4.41%	4.13%	4.42%	3.98%
Average loan yield	5.40%	5.26%	4.88%	5.24%	4.77%
Average investment securities yield (1)	2.86%	2.84%	2.62%	2.80%	2.63%
Average short-term investment yield	4.94%	4.95%	5.02%	4.99%	4.64%
Average cost of total deposits	1.98%	2.04%	1.72%	1.98%	1.42%
Average cost of interest-bearing deposits	3.25%	3.35%	3.11%	3.30%	2.72%
Average cost of interest-bearing liabilities	3.25%	3.35%	3.11%	3.30%	2.73%
Allowance for credit losses to loans	1.25%	1.28%	1.28%	1.25%	1.28%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%
Common equity tier 1 ratio	14.54%	14.32%	14.53%	14.54%	14.53%
Total risk-based capital ratio	15.31%	15.08%	15.30%	15.31%	15.30%
Leverage ratio	11.05%	11.32%	10.61%	11.05%	10.61%
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.

Transportation invoice volume	9,160	8,879	8,925	26,810	27,216
Transportation dollar volume	$9,097,739	$9,081,343	$9,263,453	$27,118,728	$29,243,706
Facility expense transaction volume	4,316	4,337	3,417	12,917	10,352
Facility expense dollar volume	$5,778,291	$5,039,283	$5,096,882	$16,147,139	$14,988,757